Contact:
                                                                  Michael Angel
                                                        Chief Financial Officer
                                                            Phone: 408/745-5400
                                                       mike_angel@spectrian.com
       (Graphic Omitted)
                                                                             or
                                                                   Michelle Kim
                                               Marketing Communications Manager
                                                                      SPECTRIAN
                                                                   408-745-5785
                                                     michelle_kim@spectrian.com




FOR IMMEDIATE RELEASE


                SPECTRIAN ANNOUNCES SALE OF ITS ULTRARF DIVISION
                                  TO CREE, INC.


SUNNYVALE, Calif - January 2, 2001 - Spectrian Corp. (NASDAQ: SPCT -news), a leader in the design and manufacture of ultra-linear power amplifiers for the wireless infrastructure market, announced today that it has completed the sale of its UltraRF semiconductor division to Cree, Inc. (NASDAQ: CREE) Cree is a leader in Silicon carbide semiconductor technology for power amplifier applications.

         Under the terms of the agreement, Cree has purchased the assets of UltraRF and assumed certain of its liabilities in exchange for approximately 1,816,000 shares of Cree common stock plus additional Cree shares worth $30 million. As part of the transaction, Spectrian and Cree have entered into a two-year supply agreement under which Cree will supply RF power semiconductors to Spectrian. Spectrian and Cree have also entered into a one-year joint development agreement to develop advanced technologies related to


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laterally diffused metal oxide  semiconductors  (LDMOS),  linear high gain LDMOS driver modules, high efficiency LDMOS power modules, and SiC MESFET components.

         "Our new relationship with Cree puts Spectrian in a position to take advantage of a variety of new technologies which will add competitive advantages for Spectrian's amplifier business", said Tom Waechter, Spectrian's CEO. "In addition, now that this transaction has been completed, our management team will be totally focused on the amplifier business. We can now concentrate our attention on growth and diversification within the RF amplifier market, and we now have an even stronger balance sheet."

Spectrian is a leading designer and manufacturer of single-carrier and multicarrier high-power RF amplifiers for the worldwide wireless communications industry. Utilized in both wireless data and voice applications, Spectrian amplifiers support AMPS, CDMA, TDMA, GSM and 3G technologies for mobile and fixed wireless networks. Spectrian is located at 350 Java Drive, Sunnyvale, Calif. 94089. For more information, visit the company's Web site at www.spectrian.com or call 408/745-5400.

North Carolina-based Cree, Inc. develops and manufactures semiconductor materials and devices based on silicon carbide (SiC), gallium nitride (GaN) and related compounds. Cree has new product initiatives based on its experience in SiC and GaN-based semiconductors, including blue laser diodes for optical storage applications, high frequency microwave devices for radar and other communications systems, and power devices for power conditioning and switching. For more information on Cree, visit http://www.cree.com


                                      # # #

Certain statements in this press release, including statements about taking advantage of new technologies, management focus on the amplifier business, and growth and diversification, are forward-looking statements that are subject to risks and uncertainties. The company's results could differ materially based on various factors including, and without limitation, continued growth in wireless communication and pauses in such growth as are periodically experienced in the market; the ability to manufacture new or existing products in sufficient quantity or quality; and worldwide economic conditions. Further information on factors that could affect the company's financial results are included in the company's 2000 Annual Report on Form 10-K and Forms 10-Q for the interim quarters.

Spectrian is a registered trademark of Spectrian Corporation. Other brand or product names are registered trademarks or trademarks of their respective holders.(C)Spectrian Corporation, 2000. All rights reserved.